Exhibit 99.1

GameStop Reports First Quarter 2013 Results

Diluted EPS beats high end of guidance by $0.03

Company declares $0.275 quarterly dividend

GRAPEVINE, Texas--(BUSINESS WIRE)--May 23, 2013--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported sales and earnings for the first quarter ended May 4, 2013.

First Quarter Results

Total global sales for the first quarter of 2013 were $1.87 billion compared to $2.00 billion in the prior year quarter, a decrease of 6.8%. Consolidated comparable store sales decreased 6.7% compared to the prior year quarter. Topline sales continue to be impacted by the late stage effects of the current console cycle.

During the quarter, mobile sales grew 290% to $46.8 million and digital receipts grew 47.3%. Sales in new software decreased 3.8% compared to a U.S. industry decline of 14.2%, leading to a 470 basis point market share increase in the first quarter. New hardware sales declined 30.6%, while pre-owned sales decreased 7.5%. Year-to-date, GameStop’s U.S. market share of new PS3 and Xbox 360 software is 47.7%.

GameStop’s net earnings for the first quarter were $54.6 million compared to net earnings of $72.5 million in the prior year quarter. Diluted earnings per share were $0.46, exceeding the high end of the company’s guidance by $0.03. The better-than-expected results were primarily due to a 100 basis point increase in gross margins. EPS declined 14.8% compared to diluted earnings per share of $0.54 in the prior year quarter.

Paul Raines, chief executive officer, stated, “GameStop’s continuing margin expansion, growing new businesses and market share gains are the results of executing our strategic plan. We look forward to capitalizing on the upcoming new console cycle.”

Capital Allocation Update

As previously reported on March 28, GameStop repurchased approximately one million shares at an average price of $25.07, or $25.5 million worth of stock during the first quarter of 2013. The company remains committed to returning 100% of free cash flow to shareholders and as of today, there is $400 million remaining on the existing repurchase authorization.

GameStop’s board of directors also declared a quarterly cash dividend of $0.275 per common share payable on June 19, 2013 to shareholders of record at the close of business on June 4, 2013.

Earnings Guidance

For the second quarter of fiscal 2013, GameStop expects comparable store sales to range from -16.0% to -12.5%. Diluted earnings per share are expected to range from $0.01 to $0.07.

The company is increasing the lower end of its previously announced full year diluted earnings per share guidance range of $2.75 to $3.15 to $2.90 to $3.15. The previous full year comparable store sales range of -6.0% to +1.5% is being narrowed to -5.0% to +1.5%.

Note: Current guidance only includes the effect of the shares purchased thus far in fiscal 2013.

Conference Call and Webcast Information

GameStop will host a first quarter earnings conference call at 10:00 a.m. CDT on May 23, 2013. The phone number for the call is 800-811-0667 and the pass code is 8558003. The call can also be accessed at GameStop Corp.’s investor relations website at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s investor website.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s global retail network and family of brands include 6,544 company-operated stores in 15 countries and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer® magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; a digital PC game distribution platform available at www.GameStop.com/pc; and an online consumer electronics trade-in platform available at www.BuyMyTronics.com.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the second quarter and fiscal 2013, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. There can be no assurance as to the amount, timing or prices of share repurchases that may be effected under share repurchase plans and programs. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the launch of next generation consoles and the features of such consoles; the cyclical nature of the video game industry; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Feb. 2, 2013 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Condensed Consolidated Statements of Operations
(in millions, except per share data)

	13 weeks	13 weeks
	ended	ended
	May 4, 2013	April 28, 2012

Net sales	$1,865.3	$2,002.2
Cost of sales	1,287.0	1,402.3

Gross profit	578.3	599.9

Selling, general and administrative
expenses	449.2	440.4
Depreciation and amortization	41.9	44.5

Operating earnings	87.2	115.0

Interest expense, net	0.9	0.4

Earnings before income
tax expense	86.3	114.6

Income tax expense	31.7	42.2

Consolidated net income	54.6	72.4
Net loss attributable to noncontrolling interests	0.0	0.1
Consolidated net income attributable to GameStop Corp.	$54.6	$72.5

Net income per common share:
Basic[1]	$0.46	$0.54
Diluted[1]	$0.46	$0.54

Dividends per common share	$0.275	$0.15

Weighted average common shares
outstanding:
Basic	118.4	134.0
Diluted	119.4	134.8

Percentage of Sales:

Net sales	100.0%	100.0%
Cost of sales	69.0%	70.0%

Gross profit	31.0%	30.0%

Selling, general and administrative	24.1%	22.0%
expenses
Depreciation and amortization	2.2%	2.3%

Operating earnings	4.7%	5.7%

Interest expense, net	0.1%	0.0%

Earnings before income
tax expense	4.6%	5.7%

Income tax expense	1.7%	2.1%
Consolidated net income	2.9%	3.6%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop Corp.	2.9%	3.6%

[1] Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop Corp.

GameStop Corp.
Condensed Consolidated Balance Sheets
(in millions)

	May 4,	April 28,
	2013	2012
ASSETS:
Current assets:
Cash and cash equivalents	$245.7	$329.1
Receivables, net	57.2	48.1
Merchandise inventories	1,112.3	1,118.2
Prepaid expenses and other current assets	91.9	101.0
Deferred income taxes	55.3	39.2
Total current assets	1,562.4	1,635.6

Property and equipment:
Land	22.2	22.4
Buildings & leasehold improvements	600.8	602.2
Fixtures and equipment	932.9	877.3
	1,555.9	1,501.9
Less accumulated depreciation and amortization	1,055.2	952.7
Net property and equipment	500.7	549.2

Goodwill	1,378.2	2,021.3
Other noncurrent assets	203.8	252.9
Total assets	$3,645.1	$4,459.0

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$528.7	$656.4
Accrued liabilities	707.0	662.6
Total current liabilities	1,235.7	1,319.0

Other long-term liabilities	113.1	162.7
Total liabilities	1,348.8	1,481.7

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares
issued or outstanding	-	-
Class A common stock - $.001 par value; authorized 300.0 shares;
119.0 and 132.0 shares outstanding, respectively	0.1	0.1
Additional paid-in-capital	355.0	611.3
Accumulated other comprehensive income	146.3	170.4
Retained earnings	1,794.9	2,197.6
Equity attributable to GameStop Corp. stockholders	2,296.3	2,979.4
Equity (deficit) attributable to noncontrolling interest	0.0	(2.1)
Total equity	2,296.3	2,977.3
Total liabilities and stockholders' equity	$3,645.1	$4,459.0

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	May 4, 2013		April 28, 2012
		Percent		Percent
	Net Sales	of Total	Net Sales	of Total
Net Sales (in millions):

New video game hardware	$241.8	13.0%	$348.6	17.4%
New video game software	703.2	37.7%	731.1	36.5%
Pre-owned video game products	572.6	30.7%	619.0	30.9%
Other	347.7	18.6%	303.5	15.2%

Total	$1,865.3	100.0%	$2,002.2	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	May 4, 2013		April 28, 2012
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$20.3	8.4%	$22.9	6.6%
New video game software	148.2	21.1%	150.0	20.5%
Pre-owned video game products	270.7	47.3%	304.2	49.1%
Other	139.1	40.0%	122.8	40.5%

Total	$578.3	31.0%	$599.9	30.0%

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130